Exhibit 15.5

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by International Game Technology PLC (copy attached), which we understand will be filed with the Securities and Exchange Commission pursuant to Item 16.F of Form 20-F, as part of the Annual Report on Form 20-F of International Game Technology PLC for the year ended December 31, 2015.  We agree with the statements concerning our Firm in such Form 20-F.

Very truly yours,

/s/ PricewaterhouseCoopers SpA
Rome, Italy
April 29, 2016